Exhibit 99.1 – News Release

Ritchie Bros. reports fourth quarter and 2016 annual results

•	Record annual revenues of $566.4 million, supported by growing fee-based revenue streams

•	Record annual Revenue Rate[1] of 13.07% achieved in 2016

•	Record quarterly Revenue Rate of 14.11% achieved in the fourth quarter

•	$4.6 million of acquisition-related costs booked during the quarter, primarily related to the pending acquisition of IronPlanet Holdings, Inc. (“IronPlanet”)

•	Fourth quarter net income attributable to stockholders decreased 40% primarily due to non-recurring events in current and comparative quarter; adjusted net income attributable to stockholders[2] (non-GAAP measure) increased 5% compared to Q4 2015

•	$177.6 million of net cash provided by operating activities during 2016

(All figures are presented in U.S. dollars)

VANCOUVER, February 21, 2017 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three months and year ended December 31, 2016.

During the fourth quarter, the Company generated $146.8 million of revenue, an 8% increase compared to revenues of $135.5 million in the fourth quarter last year, and net income attributable to stockholders for the fourth quarter of $27.9 million, a 40% decrease compared to the record $46.5 million of net income attributable to stockholders earned in the same period last year. There were a number of non-recurring events that affected Ritchie Bros.’ fourth quarter results in 2016 and 2015. Included in the fourth quarter 2016 results were $6.8 million of pre-tax ($5.0 million of after-tax) expenses related to the early termination of pre-existing long-term debt due to recapitalization activities. The year ago quarter, Q4 2015, benefited from the after-tax impact of $15.2 million of non-recurring events. Removing these non-recurring events, adjusted net income attributable to stockholders (non-GAAP measure) during the fourth quarter of 2016 was $32.9 million, a 5% increase compared to $31.4 million in Q4 2015.

Diluted earnings per share (“EPS”) attributable to stockholders during the fourth quarter was $0.26, a 40% decrease compared to diluted EPS attributable to stockholders of $0.43 in the fourth quarter of 2015. Adjusted EPS attributable to stockholders3 (non-GAAP measure) during the fourth quarter of 2016 was $0.30, a 3% increase compared to $0.29 in the year ago quarter. $4.6 million of before-tax acquisition-related costs are included in both GAAP and adjusted (non-GAAP) fourth quarter 2016 results.

[1]	Revenue Rate is calculated as revenues divided by Gross Auction Proceeds (“GAP”). GAP represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. GAP is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

[2]	Adjusted net income attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing adjusted net income attributable to stockholders for different financial periods provides useful information about the growth or decline of our net income attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Adjusted net income attributable to stockholders represents net income attributable to stockholders excluding the effects of adjusting items and is reconciled to the most directly comparable GAAP measures in our consolidated financial statements under “Non-GAAP Measures” below.

[3]	Diluted adjusted EPS attributable to stockholders is a non-GAAP financial measure. We believe that comparing diluted adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s diluted EPS attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items we do not consider to be part of the Company’s normal operating results. Diluted adjusted EPS attributable to stockholders is calculated by dividing adjusted net income attributable to stockholders (non-GAAP measure) by the weighted average number of dilutive shares outstanding. Diluted adjusted EPS attributable to stockholders is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

Ritchie Bros.	1

During the year ended December 31, 2016, the Company generated $566.4 million of revenue, a 10% increase compared to revenue of $515.9 million in 2015. Net income attributable to stockholders during 2016 was $91.8 million, a 33% decline compared to $136.2 million in 2015, and diluted EPS attributable to stockholders was $0.85 in 2016, a 33% decrease relative to $1.27 in 2015. Included in Ritchie Bros.’ 2016 results were a $26.4 million ($28.2 million pre-tax), non-cash impairment charge related to EquipmentOne goodwill and customer relationships and a $5.0 million ($6.8 million pre-tax) charge related to the early termination of pre-existing debt. Removing the impact of these non-recurring items, adjusted net income attributable to stockholders (non-GAAP measure) for 2016 was $123.3 million, a 2% increase from adjusted net income of $121.1 million in 2015.

Diluted adjusted EPS attributable to stockholders (non-GAAP measure) for the year ended December 31, 2016 was $1.15, a 2% increase from $1.13 last year. Included in both the Company’s GAAP and adjusted (non-GAAP) 2016 results were $11.8 million of before-tax acquisition-related costs.

“In 2016, we laid a strong foundation to accelerate Ritchie Bros.’ growth trajectory through several acquisitions, including Mascus, the premier listing service in Europe; Kramer Auctions, a regional agricultural auctioneer in Canada; Petrowsky Auctioneers, an industrial auctioneer in the U.S. North East; and acquired 100% ownership of Ritchie Bros. Financial Services.  Importantly, we announced the landmark acquisition of IronPlanet, a leading online equipment marketplace and a strategic alliance with Caterpillar.  Collectively, these initiatives are transforming Ritchie Bros. into a significant multichannel player with the unique ability to be a one-stop-shop solution provider to customers for their various asset management and disposition needs,” said Ravi Saligram, CEO, Ritchie Bros.

Mr. Saligram added: “Despite equipment pricing volatility during the year and management’s focus on acquisition activity, I am proud that our team delivered solid business results in 2016 – highlighted by a 10% increase in revenue and an all-time record annual revenue rate of 13.07%.  Our 2016 operational metrics were also strong, with the number of consignors, lots, and buyers all increasing 12% versus prior year – further strengthening our network effect. Our diversification strategy is also working, as evidenced by our record quarterly revenue rate of 14.1% in Q4 2016, which was driven by both strong core business performance, and revenue streams from new businesses and channels.”

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Financial Overview

	Three months ended December 31,			Year ended December 31,
			Better/(Worse)			Better/(Worse)
(in U.S. $ millions, except EPS)	2016	2015	2016 over 2015	2016	2015	2016 over 2015
Revenues	$146.8	$135.5	8%	$566.4	$515.9	10%
Selling, general and administrative expenses	$74.1	$67.2	(10)%	$283.5	$254.4	(11)%
Acquisition-related costs	$4.6	$0.6	(671)%	$11.8	$0.6	(1868)%
Operating income	$40.6	$50.4	(19)%	$135.7	$174.8	(22)%
Adjusted operating income (non-GAAP) measure)[4]	$40.6	$42.0	(3)%	$164.0	$166.5	(1)%
Operating income margin	27.7%	37.2%	-950 bps	24.0%	33.9%	-990 bps
Adjusted operating income margin (non-GAAP measure)[5]	27.7%	31.0%	-330 bps	28.9%	32.3%	-340 bps
Net income attributable to stockholders	$27.9	$46.5	(40)%	$91.8	$136.2	(33)%
Adjusted net income attributable to stockholders (non-GAAP measure)	$32.9	$31.4	5%	$123.3	$121.1	2%
Diluted EPS attributable to stockholders	$0.26	$0.43	(40)%	$0.85	$1.27	(33)%
Diluted adjusted EPS attributable to stockholders (non-GAAP measure)	$0.30	$0.29	3%	$1.15	$1.13	2%
GAP	$1,040.4	$1,135.4	(8)%	$4,334.8	$4,247.6	2%
Revenue Rate	14.11%	11.93%	218 bps	13.07%	12.14%	93 bps

2016 adjusted (non-GAAP) figures in the table above include the impact of the $11.8 million ($0.11 per share) of pre-tax acquisition-related costs.

Results of operations – fourth quarter update

For the three months ended December 31, 2016

GAP was $1,040.4 million for the fourth quarter of 2016, an 8% decrease compared to the fourth quarter of 2015. This decline is due mostly to auction timing differences and used equipment values. Lot count (auction volumes) declined 3% in the fourth quarter of 2016 relative to the fourth quarter of 2015.

[4]	Adjusted operating income is a non-GAAP measure. The Company uses income statement and balance sheet performance scorecards to align the Company’s operations with its strategic priorities. The Company concentrates on a limited number of metrics to ensure focus and to facilitate quarterly performance discussions. The income statement scorecard includes the performance metric, adjusted operating income. The Company believes that comparing adjusted operating income for different financial periods provides useful information about the growth or decline of operating income for the relevant financial period. The Company calculates adjusted operating income by eliminating from operating income the pre-tax effects of significant non-recurring items that the Company does not consider to be part of its normal operating results, such as management reorganization costs, severance, gains/losses on sale of certain property, plant and equipment, impairment losses, and certain other items, which the Company refers to as ‘adjusting items’. Adjusted operating income is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[5]	The Company’s income statement scorecard includes the performance metric, adjusted operating income margin, which is a non-GAAP measure. The Company believes that comparing adjusted operating income margin for different financial periods provides useful information about the growth or decline of its operating income for the relevant financial period. The Company calculates adjusted operating income margin by dividing adjusted operating income (non-GAAP measure) by revenues. Adjusted operating income margin is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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EquipmentOne, the Company’s online equipment marketplace, contributed $40.6 million of gross transaction value (“GTV”)6 to GAP in the fourth quarter of 2016, a 12% increase compared to $36.1 million in the fourth quarter of 2015. Foreign exchange rates did not have a significant impact on GAP in the fourth quarter of 2016.

Revenues increased 8% during the fourth quarter of 2016 to $146.8 million, compared to $135.5 million in the fourth quarter of 2015, primarily due to a stronger (record) Revenue Rate, which benefitted from robust underwritten contract performance and a growing revenue contribution from new fee-based revenue streams compared to the relative quarter last year. Foreign exchange rates did not have a significant impact on revenues in the fourth quarter of 2016.

The Revenue Rate for the fourth quarter of 2016 was a record 14.11%, compared to 11.93% in the fourth quarter of 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten contracts combined with an increase in fee revenue, which is not directly linked to GAP. During the fourth quarter of 2016, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective, entering into such contracts only when the risk/reward profile of the terms were agreeable. The Company’s underwritten contract volume decreased to 26% of GAP during the three months ended December 31, 2016 compared to 29% in the same period in 2015. Straight commission contracts continue to account for the majority of GAP.

Selling, general and administrative (“SG&A”) expenses were $74.1 million during the fourth quarter of 2016, a 10% increase compared to the same period last year. Higher staffing levels and new executive roles relative to the comparable period were the largest increases to SG&A expenses. Mark-to-market fair value changes in the Company’s liability-classified share units accounted for $1.3 million of the $6.9 million increase. Petrowsky and Mascus accounted for another $0.8 million and $0.5 million, respectively. The remainder of the increase is primarily attributable to our value-added service offerings, and in particular, the costs required to support the growing fee revenues generated by that business.

Acquisition-related costs totaling $4.6 million were booked during the fourth quarter of 2016, compared to $0.6 million in the fourth quarter of 2015. Fourth quarter 2016 costs primarily related to integration planning and legal activities for the announced acquisition of IronPlanet, as well as continuing employment costs incurred to retain key employees for a specified period of time following the Company’s business acquisitions. Fourth quarter 2015 costs relate entirely to the acquisition of Xcira. These costs are in addition to SG&A expenses.

Operating income decreased 19% during the fourth quarter of 2016 to $40.6 million, compared to $50.4 million in the fourth quarter of 2015. This decrease is primarily due to a reduction in the gain on disposal of property, plant and equipment, combined with increases in SG&A expenses, acquisition-related costs, and foreign exchange losses, partially offset by the increase in revenues. Adjusted operating income (non-GAAP measure) decreased 27% during the fourth quarter, to $30.5 million, from $42.0 million in the same period last year. Foreign exchange losses that occurred in both the fourth quarter of 2016 and 2015 are now reported in operating income, per US GAAP. They did not have a significant impact on operating income in the fourth quarter of 2016.

Operating income margin, calculated as operating income divided by revenues, was 27.7% for the fourth quarter of 2016, 950 basis points lower than 37.2% for the same period last year. This decrease is primarily due to a reduction in the gain on disposal of property, plant and equipment, combined with increases in SG&A expenses, acquisition-related costs, and foreign exchange losses, partially offset by the increase in revenues. Adjusted operating income margin (non-GAAP measure) decreased 330 bps to 27.7% in the fourth quarter of 2016 from 31.0% in the fourth quarter of 2015.

Net income attributable to stockholders decreased $18.7 million, or 40% to $27.9 million in the fourth quarter of 2016 compared to $46.5 million in the fourth quarter of 2015. This decrease is primarily due to non-recurring events in the fourth quarter last year, including tax loss savings and gains on the sale of excess property. Adjusted net income attributable to stockholders (non-GAAP measure) increased $1.5 million, or 5%, to $32.9 million in the fourth quarter of 2016 from $31.4 million in the fourth quarter of 2015.

[6]	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Diluted earnings per share attributable to stockholders for the fourth quarter of 2016 was $0.26, a 40% decrease compared to $0.43 in the fourth quarter of 2015. This decrease is primarily due to non-recurring events in the fourth quarter last year. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) increased 3% to $0.30 per share in the fourth quarter of 2016 from $0.29 per share in the fourth quarter of 2015.

Results of operations – full year 2016

For the year ended December 31, 2016

GAP was $4.3 billion in 2016, a 2% increase compared to 2015. EquipmentOne, the Company’s online equipment marketplace, contributed $148.0 million of GTV to GAP during 2016, a 23% increase compared to $120.0 million in 2015. Foreign exchange rates did not have a significant impact on GAP in 2016.

Revenues grew 10% in 2016 to $566.4 million, compared to $515.9 million in 2015, primarily due to a stronger (record) Revenue Rate, which benefitted from robust underwritten contract performance and a growing revenue contribution from new fee-based revenue streams compared to last year. Foreign exchange rates did not have a significant impact on revenues in 2016.

The Revenue Rate was 13.07% in 2016, compared to 12.14% in 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten contracts combined with an increase in fee revenue, which is not directly linked to GAP. The Company’s underwritten contract volume decreased to 25% of GAP during 2016 compared to 29% in 2015. Straight commission contracts continue to account for the majority of GAP.

SG&A expenses were $283.5 million during 2016, an 11% increase compared to the same period last year. Higher staffing levels and new executive roles relative to the comparable period were the largest increases to SG&A expenses. Mark-to-market fair value changes in the Company’s liability-settled share units accounted for $6.3 million of the $29.1 million increase. Mascus, Xcira, and Petrowsky accounted for another $4.8 million, $2.7 million, and $1.2 million, respectively. The remainder of the increase is primarily attributable to our value-added service offerings, and in particular, the costs required to support the growing fee revenues generated by that business. Foreign exchange rates did not have a significant impact on SG&A expenses in 2016.

Acquisition-related costs totaling $11.8 million were booked during 2016, compared to $0.6 million in 2015. $8.2 million of the 2016 costs relate to integration planning and legal activities for the announced acquisition of IronPlanet. $2.5 million of the 2016 costs consist of continuing employment costs, which compares to $0.2 million in 2015. These costs were incurred to retain key employees for a specified period of time following the Company’s business acquisitions.

An impairment loss of $28.2 million (non-cash) was recognized in 2016 on the EquipmentOne reporting unit goodwill and customer relationships (the “EquipmentOne impairment loss”) as a result of the identification of an indicator of impairment during the third quarter of 2016. The indicator of impairment consisted of a decline in actual and planned revenue and operating income compared with previously projected results.

Operating income decreased 22% in 2016 to $135.7 million, compared to $174.8 million in 2015. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, acquisition-related costs, and costs of services, as well as a reduction in the gain on disposal of property, plant and equipment, partially offset by the increase in revenues. Adjusted operating income (non-GAAP measure) decreased 1% during 2016, to $164.0 million, from $166.5 million in 2015. Foreign exchange losses did not have a significant impact on operating income in 2016.

Ritchie Bros.	5

Operating income margin was 24.0% in 2016, 990 basis points lower than 33.9% last year. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, acquisition-related costs, and costs of services, as well as a reduction in the gain on disposal of property, plant and equipment, partially offset by the increase in revenues. Adjusted operating income margin (non-GAAP measure) decreased 340 bps to 28.9% in 2016 from 32.3% in 2015.

Net income attributable to stockholders decreased $44.4 million, or 33%, to $91.8 million in 2016 compared to $136.2 million in 2015. This decrease is primarily due to non-recurring events in both years, including the EquipmentOne impairment loss, tax loss savings, gains on the sale of excess property, and debt extinguishment costs. Adjusted net income attributable to stockholders (non-GAAP measure) increased $2.2 million, or 2%, to $123.3 million during 2016 from $121.1 million in 2015.

Diluted EPS attributable to stockholders for 2016 was $0.85, a 33% decrease compared to $1.27 in 2015. This decrease is primarily due to non-recurring events in both years. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) increased 2% to $1.15 per share in 2016 from $1.13 per share in 2015.

Balance sheet analysis

As at and for the 12 months ended December 31, 2016

Working capital margin, calculated as working capital divided by revenues, declined 510 basis points to 22.1% in 2016 from 27.2% in 2015. This decrease is primarily due to a decrease in inventory by $30.0 million combined with an increase in revenues by $50.5 million year-over-year. The decrease in inventory is primarily due to a higher volume of underwritten business at the end of 2015 compared to the end of 2016, where the majority of the 2015 inventory was sold at the first large auction of 2016, the February Orlando auction. Working capital intensity7 (non-GAAP measure) improved by 570 basis points, to -8.9% in 2016 from -3.2% in 2015.

Return on average invested capital is calculated as net income attributable to stockholders divided by average invested capital. The Company measures average invested capital over a trailing 12-month period by adding the average long-term debt over that period to the average stockholders’ equity over that period. Return on average invested capital decreased 820 bps to 8.8% during 2016 from 17.0% in 2015. This decrease is primarily due to a $239.8 million, or a 30%, increase in average invested capital year-over-year, which was primarily the result of the issuance of $500 million of unsecured senior notes (the “Notes”) in the fourth quarter of 2016. Also contributing to the decrease in return on average invested capital in 2016 compared to 2015 was a $44.4 million, or 33%, decrease in net income attributable to stockholders. Return on invested capital (“ROIC”)8 (non-GAAP measure) decreased 330 bps to 11.8% during 2016 from 15.1% in 2015.

[7]	The Company’s balance sheet scorecard includes the performance metric, working capital intensity, which is a non-GAAP measure. The Company believes that comparing working capital intensity on a trailing 12-month basis to different financial periods provides useful information about how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates working capital intensity as trade and other receivables plus inventory and advances against auction contracts less auction proceeds payable and trade payables, divided by revenues. Working capital intensity is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[8]	ROIC is a non-GAAP financial measure that the Company believes, by comparing on a trailing 12-month basis for different financial periods provides useful information about the after-tax return generated by its investments. The Company’s balance sheet scorecard includes the performance metric, ROIC. ROIC is also an element of the performance criteria for certain PSUs the Company granted to its employees and officers in 2013 and 2014. The Company calculates ROIC as net income attributable to stockholders excluding the effects of adjusting items divided by average invested capital. Average invested capital is a GAAP measure calculated as the average long-term debt (including current and non-current portions) and stockholders’ equity over a trailing 12-month period. ROIC is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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ROIC excluding escrowed debt9 (non-GAAP measure) increased 40 bps to 15.5% during 2016 from 15.1% in 2015.

Dividend Information

Quarterly dividend

On January 23, 2017, the Company declared a quarterly cash dividend of $0.17 per common share payable on March 3, 2017 to shareholders of record on February 10, 2017.

Operational Review

Online statistics

During 2016, the Company attracted record annual bidder registrations and sold approximately $2.1 billion of equipment, trucks and other assets to online auction and EquipmentOne customers. This represents an 8% increase compared to the $1.9 billion of assets sold online during 2015.

During the fourth quarter of 2016, the Company attracted record fourth quarter online bidder registrations and sold approximately $524.7 million of equipment, trucks and other assets to online auction bidders and EquipmentOne customers. This represents a $25.3 million, or 5%, decrease in online transactions compared to the $550.0 million of assets sold online during the fourth quarter of 2015.

EquipmentOne activity

During 2016, EquipmentOne sold more than $148.0 million of equipment and other assets on behalf of customers and saw a 9% increase in revenues compared to 2015. During the fourth quarter of 2016, EquipmentOne sold more than $40.6 million of equipment and other assets on behalf of customers and saw a 9% increase in revenues compared to the fourth quarter of 2015.

Auction activity

During the fourth quarter of 2016, Ritchie Bros. conducted 71 unreserved industrial auctions in 15 countries throughout North America, Central America, Europe, the Middle East, Australia, and Asia. Auctions highlights during the quarter include:

•	On December 8-9, 2016, more than 4,500 equipment items, trucks and other assets were sold at the Edmonton, Alberta auction, for CA$66+ million (US$50+ million).

•	On November 30 – December 1, 2016, more than 4,950 assets were sold at the Fort Worth, Texas auction, for US$40 million

•	On November 9-10, 2016, more than 4,200 equipment items, trucks and other assets were sold at Houston, Texas auction, for US$43+ million

•	At the four-day Edmonton, Alberta auction, held on October 25-28, 2016, more than 8,000 assets were sold for CA$129+ million (US$96+ million)

There are currently 142 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Europe, the Middle East, Australia, New Zealand, and Asia.

9	ROIC excluding escrowed debt is a non-GAAP financial measure that the Company believes, by comparing on a trailing 12-month basis for different financial periods provides useful information about the after-tax return generated by its investments by removing the impact of the issue of the Notes, which are currently held in escrow. While the Notes are in escrow and not accessible by the Company, they are not contributing to the generation of net income. The Company believes that by adjusting debt to remove funds it does not have access to, it is providing more accurate information about the after-tax return generated by its investments. The Company calculates ROIC excluding escrowed debt as adjusted net income attributable to stockholders (non-GAAP measure) divided by adjusted average invested capital (non-GAAP measure). The Company calculates adjusted average invested capital (non-GAAP measure) as the adjusted average long-term debt (non-GAAP measure) and average stockholders’ equity over a trailing 12-month period. The Company calculates adjusted average long-term debt (non-GAAP measure) as the average of adjusted opening long-term debt (non-GAAP measure) and adjusted ending long-term debt (non-GAAP measure). Adjusted opening long-term debt (non-GAAP measure) and adjusted ending long-term debt (non-GAAP measure) are calculated as opening or ending long-term debt, as applicable, as reported in the Company’s consolidated financial statements reduced by long-term debt held in escrow. ROIC excluding escrowed debt is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Corporate Development Updates

Announced acquisition of IronPlanet

On August 29, 2016, Ritchie Bros and IronPlanet, a leading online marketplace for used heavy equipment and other durable asset sales, jointly announced the companies have entered into an agreement under which Ritchie Bros. will acquire IronPlanet for approximately US$758.5 million, subject to customary closing adjustments and conditions.

As previously disclosed, the transaction remains subject to expiration or termination of the prescribed waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). As anticipated, on December 15, 2016, the United States Department of Justice (the “DoJ”) provided Ritchie Bros. with a second request for information as part of their standard review procedure under the HSR Act. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Ritchie Bros. and IronPlanet have substantially complied, unless that period is extended voluntarily by the parties or terminated sooner by the DoJ. While the closing of the transaction is subject to the DoJ review and customary closing conditions, the Company still believes the acquisition is likely to close before the end of the second quarter of 2017.

Ritchie Bros. and IronPlanet are actively engaged in planning the integration of our businesses, to ensure a swift and seamless business combination following the close of the acquisition.

Acquisition of Kramer Auctions

On August 1, 2016, Ritchie Bros. acquired the business of Kramer Auctions, a leading Canadian agricultural auction company with exceptionally strong customer relationships in central Canada. This acquisition is expected to significantly strengthen Ritchie Bros.' penetration of Canada's agricultural sector and add key talent to our Canadian Ag sales and operations team.

Operating for more than 65 years, Kramer Auctions has established a leading market position in Alberta, Saskatchewan and Manitoba as a premier agricultural auctioneer, offering both on-the-farm and on site live auctions for customers selling equipment, livestock and real-estate in the agricultural sector. The family-owned and operated business has developed deep, loyal customer relationships, which have been developed over three generations of management by the Kramer family. The business operates approximately 75 on-the-farm auctions, four on site auctions, and eight livestock (Bison) auctions each year, and sold more than CA$60 million of agricultural equipment, real-estate and other assets in the last year. Like Ritchie Bros. Auctioneers’ auctions, Kramer Auction sales are conducted on an unreserved basis.

Completion of US$1 billion of new credit facilities

On October 27, 2016, the Company announced the closing of a new five-year credit agreement totaling US$1.0 billion with a syndicate of lenders comprising (1) multicurrency revolving facilities of up to US$675 Million (the "Revolving Facilities"), and, (2) a delayed-draw term loan facility of up to US$325 Million to finance the previously announced acquisition of IronPlanet (the "Delayed-Draw Facility" and together with the Revolving Facilities, the "Facilities").

The Facilities will remain unsecured until the closing of the IronPlanet acquisition, after which the Facilities will be secured by assets of Ritchie Bros. and certain of its subsidiaries in Canada and the United States. The Facilities are expected to become unsecured again after the IronPlanet acquisition, once Ritchie Bros. meets specified credit ratings or leverage ratio conditions. Ritchie Bros. intends to pay down debt levels following the close of the IronPlanet acquisition with expected cash flows, which should facilitate the release of the security on the debt. The Company consistently generates free cash flows in excess of net income as it processes cash flows relative to its auction proceeds, not simply its revenues.

In conjunction with this refinancing, Ritchie Bros. terminated approximately US$600 million of its pre-existing revolving bi-lateral credit facilities and private notes to provide the Company with more suitable covenants and financial flexibility. US$6.8 million of debt extinguishment costs were recognized in the fourth quarter in relation to the early termination of the private notes.

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Issuance of US$500 million of Notes

On December 21, 2016, Ritchie Bros. completed an offering of $500 million of Notes, due 2025. Ritchie Bros. intends to use the net proceeds, together with proceeds from its delayed-draw term loan and cash on hand or available under its revolving facilities, to fund the consideration payable in the previously announced acquisition of IronPlanet and related fees and expenses. The gross proceeds from the offering, together with additional amounts from cash on hand or borrowings from our existing credit facilities to prefund accrued interest, will be held in an escrow account pending the consummation of the IronPlanet acquisition.

The Notes were issued at par, with a maturity date of January 15, 2025. The Notes accrue interest at a rate of 5.375% per year, with interest to be paid semi-annually on each January 15 and July 15, commencing January 15, 2017.

Announcing retirement of Randy Wall

Randy Wall, President of Ritchie Bros.’ Canadian operations and a long-time executive of the Company, has indicated his intention to retire during the second quarter of 2017.  Randy has been a valued and highly-experienced member of Ritchie Bros.’ executive team for many decades, and with the exception of a 5-year hiatus related to his earlier retirement before re-joining the Company full-time, has worked with Ritchie Bros. for nearly 29 years.  The Company is currently considering internal candidates for its succession plan, and will provide an update on future leadership appointments for the Canadian business once a decision has been made.

Management appointments

The Company is pleased to announce that Karl Werner has been promoted to President, International, to oversee all regions outside of North America and Latin America.  Mr. Werner was most recently Chief Operational Support and Development Officer and Managing Director of the Middle East, though Karl has held progressively more senior roles throughout his 20-year career with Ritchie Bros.  His new role will be effective April 1, 2017.

The Company is also pleased to announce the promotion of Kieran Holm to SVP, Operational Excellence & Efficiencies. In this new role, Mr. Holm will be responsible for driving cost reductions through implementing global procurement and sourcing strategies, delivering site efficiencies through best in class benchmarking, and transferring best practices while proactively optimizing the site network, focusing initially on North America. Most recently, Kieran was VP and Managing Director, Asia Pacific, but has held numerous roles within Ritchie Bros. in sales, marketing, and leadership capacities during his 13 years with the Company. Kieran's new role will be effective April 1, 2017.

Sharon Driscoll, CFO, has been given an expanded scope of responsibilities.  In addition to her current role, she will now Chair the board of Ritchie Bros. Financial Services and also oversee all Ritchie Bros. properties and real estate assets.

Closure of Beijing and Panama auction sites; new strategic direction for Japan

Ritchie Bros. is currently evaluating the returns generated at each of the permanent and regional auction sites we operate, to ensure each site (and related site capital investments) are generating returns that meet predetermined targets.  As a result of the analysis completed to date, it was determined that both the Beijing and Panama sites would be closed.  The lease for the Beijing site was early-terminated in November 2016.  The company is currently negotiating exiting its lease for its Panama site, though no future auctions are expected to be held there.  In China, Ritchie Bros. will continue to offer offsite auctions and other equipment sales channels through its sales team based there.  In Panama, the Company will consider holding offsite auctions as opportunities arise.

Ritchie Bros. established a fully owned site in Narita, Japan, in 2010 to run live auctions. Unfortunately, the site had limited success offering Ritchie Bros.’ traditional live, unreserved auction model due to both cultural factors and market dynamics in Japan.  Over the last two years, Ritchie Bros. has studied the market comprehensively, built strong local relationships and tested different business models. The Company has come to the conclusion that its biggest opportunity in Japan is to position it as a “source” market for high quality used equipment that can be exported throughout the Asia Pacific region and the Middle East. Ritchie Bros. also believes the most efficient way to serve the domestic Japanese market is primarily through digital channels, while leveraging key Original Equipment Manufacturer relationships. Consequently, the Company will commence an exploration of exiting its Narita, Japan auction site at an appropriate time to maximize value.

Ritchie Bros.	9

Q4 2016 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended December 31, 2016, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on February 21, 2017. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in over 15 countries, including 45 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including the consummation of the DoJ review and IronPlanet acquisition in the first half of 2017 and the realization of the anticipated benefits of the acquisition, realization of the anticipated benefits of the Kramer Auctions acquisition, provision of multichannel services satisfactory to customers, anticipated closure of auction sites, listing or sale of land or buildings in connection with any auction site closures and opportunities for and scheduling of any future auctions for such sites and regions, personnel changes, payment of dividends, completion of future auctions, expectations of future borrowings being made, paid down and becoming unsecured, use of proceeds of financings, anticipated cash flows and anticipated growth trajectory. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; our ability to complete the IronPlanet acquisition on the anticipated timetable or at all; our ability to successfully integrate Kramer Auctions and IronPlanet after each acquisition, and to receive the anticipated benefits therefrom; the possibility that certain closing conditions to the IronPlanet acquisition, including regulatory approvals, may not be satisfied or may be delayed; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is available on the SEC, SEDAR, and the Company’s website. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

Ritchie Bros.	10

GAP and Selected Condensed Consolidated Financial Information

GAP and condensed consolidated income statements – fourth quarter

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended December 31,	2016	2015
Gross auction proceeds	$1,040,352	$1,135,397
Revenues	$146,769	$135,462
Costs of services, excluding depreciation and amortization	16,241	15,345
	130,528	120,117
Selling, general and administrative expenses	74,134	67,224
Acquisition-related costs	4,631	601
Depreciation and amortization expenses	10,301	10,630
Gain on disposition of property, plant and equipment	(265)	(8,491)
Foreign exchange loss (gain)	1,099	(271)
Operating income	$40,628	$50,424
Other income (expense):
Interest income	509	585
interest expense	(2,207)	(1,146)
Equity income (loss)	(181)	147
Debt extinguishment costs	(6,787)	-
Other, net	3,018	612
	(5,648)	198
Income before income taxes	$34,980	$50,622
Income tax expense	7,053	3,250
Net income	$27,927	$47,372
Net income attributable to:
Stockholders	27,853	46,529
Non-controlling interests	74	843
	$27,927	$47,372
EPS attributable to stockholders:
Basic	$0.26	$0.43
Diluted	$0.26	$0.43
Weighted average number of share outstanding:
Basic	106,735,262	107,176,813
Diluted	108,166,241	107,428,709

Ritchie Bros.	11

GAP and condensed consolidated income statements – full year

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Year ended December 31,	2016	2015
Gross auction proceeds	$4,334,815	$4,247,635
Revenues	$566,395	$515,875
Costs of services, excluding depreciation and amortization	66,062	56,026
	500,333	459,849
Selling, general and administrative expenses	283,529	254,389
Acquisition-related costs	11,829	601
Depreciation and amortization expenses	40,861	42,032
Gain on disposition of property, plant and equipment	(1,282)	(9,691)
Impairment loss	28,243	-
Foreign exchange loss (gain)	1,431	(2,322)
Operating income	$135,722	$174,840
Other income (expense):
Interest income	1,863	2,660
interest expense	(5,564)	(4,962)
Equity income	1,028	916
Debt extinguishment costs	(6,787)	-
Other, net	4,232	2,982
	(5,228)	1,596
Income before income taxes	$130,494	$176,436
Income tax expense	36,982	37,861
Net income	$93,512	$138,575
Net income attributable to:
Stockholders	91,832	136,214
Non-controlling interests	1,680	2,361
	$93,512	$138,575
EPS attributable to stockholders:
Basic	$0.86	$1.27
Diluted	$0.85	$1.27
Weighted average number of share outstanding:
Basic	106,630,323	107,075,845
Diluted	107,457,794	107,432,474

Ritchie Bros.	12

Selected Data

Selected balance sheet data

	December 31,	December 31,
(in U.S. $000's)	2016	2015
Current assets	$377,998	$430,099
Current liabilities	252,834	289,966
Working capital	$125,164	$140,133
Total assets	$1,599,533	$1,120,115
Long-term debt	595,706	97,915
Stockholders' equity	687,057	703,176

Selected operating data

(Unaudited)

As at and for the year ended December 31,	2016	2015
Revenue Rate	13.07%	12.14%
Number of consignments at industrial auctions	53,450	47,600
Number of bidder registrations at industrial auctions	549,000	507,500
Number of buyers at industrial auctions	138,400	123,700
Number of lots at industrial auctions	398,500	354,500
Number of permanent auction sites	39	39
Number of regional auction sites	6	5
Total auction sites	45	44
Number of industrial auctions	233	229
Number of revenue producers	352	342
Number of territory managers	301	296

Average industrial auction data

Year ended December 31,	2016	2015
GAP	$16.8 million	$16.8 million
Bidder registrations	2,356	2,219
Consignors	229	209
Lots	1,711	1,551

Non-GAAP Measures

We make reference to various non-GAAP measures throughout this press release. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles.

Ritchie Bros.	13

The following tables present adjusted operating income (non-GAAP measure) and adjusted operating income margin (non-GAAP measure) results for the three months ended December 31, 2016 and 2015, and the years ended December 31, 2016, 2015, and 2014, respectively, as well as reconcile those metrics to operating income, revenues, and operating income margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated income statements:

	Three months ended December 31,
			Change
(in U.S. $ thousands)	2016	2015	2016 over 2015
Operating income	$40,628	$50,424	(19)%
Pre-tax adjusting item:
Management reorganization	-	-	-
Gain on sale of excess property	-	(8,384)	100%
Adjusted operating income (non-GAAP measure)	40,628	42,040	(3)%
Revenues	$146,769	$135,462	8%
Operating income margin	27.7%	37.2%	-950 bps
Adjusted operating income margin (non-GAAP measure)	27.7%	31.0%	-330 bps

	Year ended December 31,
				Change
(in U.S. $ thousands)	2016	2015	2014	2016 over 2015	2015 over 2014
Operating income	$135,722	$174,840	$127,927	(22)%	37%
Pre-tax adjusting items:
Management reorganization	-	-	5,533	-	(100)%
Gain on sale of excess property	-	(8,384)	(3,386)	100%	(148)%
Impairment loss	28,243	-	8,084	100%	(100)%
Adjusted operating income (non-GAAP measure)	163,965	166,456	138,158	(1)%	20%
Revenues	$566,395	$515,875	$481,097	10%	7%
Operating income margin	24.0%	33.9%	26.6%	-990 bps	730 bps
Adjusted operating income margin (non-GAAP measure)	28.9%	32.3%	28.7%	-340 bps	360 bps

The 2016 adjusting item was a $28.2 million ($26.4 million after tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter.

The 2015 adjusting item was an $8.4 million ($7.3 million after tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada, recognized in the fourth quarter.

The 2014 adjusting items were a $5.5 million ($4.2 million after tax, or $0.04 per diluted share) charge recorded in the fourth quarter to recognize termination benefits relating to the Company's management reorganization, a $3.4 million ($2.9 million after tax, or $0.03 per diluted share) gain on the sale of the Company's former permanent auction site in Grande Prairie, Canada, recognized in the third quarter, and an $8.1 million ($8.1 million after tax, or $0.08 per diluted share) impairment loss recorded in the third quarter against the Company's land and improvements and auction building in Narita, Japan.

Ritchie Bros.	14

The following tables present adjusted net income attributable to stockholders (non-GAAP measure) and diluted adjusted EPS attributable to stockholders (non-GAAP measure) results for the three months ended December 31, 2016 and 2015, and the years ended December 31, 2016, 2015, and 2014, respectively, as well as reconcile those metrics to net income (loss) attributable to stockholders, the weighted average number of dilutive shares outstanding, and diluted EPS (loss per share) attributable to stockholders, which are the most directly comparable GAAP measures in the consolidated income statements:

	Three months ended December 31,
			Change
(in U.S. $ thousands, except share and per share data)	2016	2015	2016 over 2015
Net income attributable to stockholders	$27,853	$46,529	(40)%
Pre-tax adjusting items:
Management reorganization	-	-	-
Debt extinguishment costs	6,787	-	100%
Gain on sale of excess property	-	(8,384)	100%
Current income tax effect of adjusting items:
Management reorganization	-	-	-
Debt extinguishment costs	(1,787)	-	(100)%
Gain on sale of excess property	-	1,090	(100)%
Deferred tax adjusting item:
Tax loss utilization	-	(7,862)	100%

Adjusted net income attributable to stockholders (non-GAAP measure)	$32,853	$31,373	5%

Weighted average number of dilutive shares outstanding	108,166,241	107,428,709	1%

Diluted EPS attributable to stockholders	$0.26	$0.43	(40)%
Diluted adjusted EPS attributable to stockholders (non-GAAP measure)	$0.30	$0.29	3%

Ritchie Bros.	15

	Year ended December 31,
				Change
(in U.S. $ thousands, except share and per share data)	2016	2015	2014	2016 over 2015	2015 over 2014
Net income attributable to stockholders	$91,832	$136,214	$90,981	(33)%	50%
Pre-tax adjusting items:
Management reorganization	-	-	5,533	-	(100)%
Debt extinguishment costs	6,787	-	-	100%	-
Gain on sale of excess property	-	(8,384)	(3,386)	(100)%	148%
Impairment loss	28,243	-	8,084	100%	(100)%
Current income tax effect of adjusting items:
Management reorganization	-	-	(1,321)	-	(100)%
Debt extinguishment costs	(1,787)	-	-	(100)%	-
Gain on sale of excess property	-	1,090	440	(100)%	148%
Deferred income tax effect of adjusting items:
Impairment loss	(1,798)	-	-	(100)%	-
Deferred tax adjusting item:
Tax loss utilization	-	(7,862)	-	100%	(100)%

Adjusted net income attributable to stockholders (non-GAAP measure)	$123,277	$121,058	$100,331	2%	21%

Weighted average number of dilutive shares outstanding	107,457,794	107,432,474	107,654,828	0%	(0)%

Diluted EPS attributable to stockholders	$0.85	$1.27	$0.85	(33)%	49%
Diluted adjusted EPS attributable to stockholders (non-GAAP measure)	$1.15	$1.13	$0.93	2%	22%

The 2016 adjusting items were a $5.0 million ($6.8 million before tax, or $0.05 per diluted share) charge related to the early termination of pre-existing debt recognized in the fourth quarter, and a $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter.

The 2015 adjusting items were a $7.3 million ($8.4 million before tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada, recognized in the fourth quarter, and a $7.9 million ($7.9 million before tax, or $0.07 per diluted share) tax savings generated by tax loss utilization recognized in the fourth quarter.

The 2014 adjusting items were a $4.2 million ($5.5 million before tax, or $0.04 per diluted share) charge recorded in the fourth quarter to recognize termination benefits relating to the Company's management reorganization, a $2.9 million ($3.4 million before tax, or $0.03 per diluted share) gain on the sale of the Company's former permanent auction site in Grande Prairie, Canada, recognized in the third quarter, and an $8.1 million ($8.1 million before tax, or $0.08 per diluted share) impairment loss recorded in the third quarter against the Company's land and improvements and auction building in Narita, Japan.

Ritchie Bros.	16

The following table presents working capital intensity (non-GAAP measure) results as at and for the years ended December 31, 2016, 2015, and 2014, and reconciles that metric to working capital, trade and other receivables, inventory, advances against auction contracts, auction proceeds payable, trade payables, revenues, and working capital margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

	As at and for the year ended December 31,
				Change
(in U.S. $ millions)	2016	2015	2014	2016 over 2015	2015 over 2014
Working capital	$125.2	$140.1	$140.5	(11)%	(0)%
Select working capital items:
Trade and other receivables	53.0	59.4	76.1	(11)%	(22)%
Inventory	28.5	58.5	42.8	(51)%	37%
Advances against auction contracts	5.6	4.8	26.2	17%	(82)%
Auction proceeds payable	(98.9)	(101.2)	(109.4)	(2)%	(7)%
Trade payables	(38.7)	(38.2)	(46.8)	1%	(18)%
	(50.5)	(16.7)	(11.1)	202%	50%
Revenues	$566.4	$515.9	$481.1	10%	7%
Working capital margin	22.1%	27.2%	29.2%	-510 bps	-200 bps
Working capital intensity (non-GAAP measure)	-8.9%	-3.2%	-2.3%	-570 bps	-90 bps

Ritchie Bros.	17

The following table presents ROIC (non-GAAP measure) and ROIC excluding escrowed debt (non-GAAP measure) results on a trailing 12-month basis, and reconciles those metrics to net income attributable to stockholders, long-term debt, stockholders’ equity, and return on average invested capital, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements. Adjusted opening long-term debt (non-GAAP measure) is not presented due to the lack of adjusting items during the relevant periods:

	Year ended December 31,
				Change
(in U.S. $ millions)	2016	2015	2014	2016 over 2015	2015 over 2014
Net income attributable to stockholders	$91.8	$136.2	$91.0	(33)%	50%
Pre-tax adjusting items:
Management reorganization	-	-	5.5	-	(100)%
Debt extinguishment costs	6.8	-	-	100%	-
Gain on sale of excess property	-	(8.4)	(3.4)	100%	(147)%
Impairment loss	28.2	-	8.1	100%	(100)%
Current income tax effect of adjusting
items:
Management reorganization	-	-	(1.3)	-	(100)%
Debt extinguishment costs	(1.8)	-	-	(100)%	-
Gain on sale of excess property	-	1.1	0.4	(100)%	175%
Deferred income tax effect of adjusting
items:
Impairment loss	(1.8)	-	-	(100)%	-
Deferred tax adjusting item:
Tax loss utilization	-	(7.9)	-	100%	(100)%
Adjusted net income attributable to
stockholders (non-GAAP measure)	$123.3	$121.1	$100.3	2%	21%

Opening long-term debt	$97.9	$110.8	$177.2	(12)%	(37)%
Ending long-term debt	595.7	97.9	110.8	508%	(12)%
Less: long-term debt in escrow	(495.8)	-	-	(100)%	-
Adjusted ending long-term debt
(non-GAAP measure)	99.9	97.9	110.8	2%	(12)%
Average long-term debt	$346.8	$104.4	$144.0	232%	(28)%
Adjusted average long-term debt
(non-GAAP measure)	98.9	104.4	144.0	(5)%	(28)%

Opening stockholders' equity	$703.2	$691.9	$686.1	2%	1%
Ending stockholders' equity	687.1	703.2	691.9	(2)%	2%
Average stockholders' equity	695.2	697.6	689.0	(0)%	1%

Average invested capital	$1,042.0	$802.0	$833.0	30%	(4)%
Adjusted average invested
capital (non-GAAP measure)	794.1	802.0	833.0	(1)%	(4)%

Return on average invested capital(1)	8.8%	17.0%	10.9%	-820 bps	610 bps
ROIC (non-GAAP measure)(2)	11.8%	15.1%	12.0%	-330 bps	310 bps
ROIC excluding escrowed debt
(non-GAAP measure)(3)	15.5%	15.1%	12.0%	40 bps	310 bps

(1)	Calculated as net income attributable to stockholders divided by average invested capital.

(2)	Calculated as adjusted net income attributable to stockholders (non-GAAP measure) divided by average invested capital.

(3)	Calculated as adjusted net income attributable to stockholders (non-GAAP measure) divided by adjusted average invested capital (non-GAAP measure).

Ritchie Bros.	18

The 2016 adjusting items were a $5.0 million ($6.8 million before tax, or $0.05 per diluted share) charge related to the early termination of pre-existing debt recognized in the fourth quarter, and a $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter.

The 2015 adjusting items were a $7.3 million ($8.4 million before tax, or $0.07 per diluted share) gain on the sale of excess property in Edmonton, Canada, recognized in the fourth quarter, and a $7.9 million ($7.9 million before tax, or $0.07 per diluted share) tax savings generated by tax loss utilization recognized in the fourth quarter.

The 2014 adjusting items were a $4.2 million ($5.5 million before tax, or $0.04 per diluted share) charge recorded in the fourth quarter to recognize termination benefits relating to the Company's management reorganization, a $2.9 million ($3.4 million before tax, or $0.03 per diluted share) gain on the sale of the Company's former permanent auction site in Grande Prairie, Canada, recognized in the third quarter, and an $8.1 million ($8.1 million before tax, or $0.08 per diluted share) impairment loss recorded in the third quarter against the Company's land and improvements and auction building in Narita, Japan.

The deduction from ending long-term debt at December 31, 2016 of long-term debt held in escrow consists entirely of the Notes that have a principal value of $500.0 million reduced by $4.2 million of unamortized debt issue costs.

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

Ritchie Bros.	19